Exhibit 99.1

FOR IMMEDIATE RELEASE

Curis Reports First Quarter 2004 Results

CAMBRIDGE, MA, April 28, 2004 - Curis, Inc. (NASDAQ:CRIS), a therapeutic drug development company, today reported its financial results for the first quarter ended March 31, 2004.

For the first quarter of 2004, the Company reported a net loss applicable to common stockholders of $4,038,000 or ($0.10) per share, as compared to a net loss of $4,470,000 or ($0.14) per share for the prior year period.

Revenues for the first quarter of 2004 were $856,000 as compared to $435,000 in the same period of 2003, an increase of $421,000 or 97%. The increase was primarily due to revenues recognized by the Company under its ongoing collaborations with Genentech and Wyeth Pharmaceuticals. In the prior year period, revenues were principally generated under the Company’s collaboration with ES Cell International that has since concluded.

Operating expenses for the first quarter of 2004 were $5,043,000 as compared to $4,731,000 for the first quarter of 2003, an increase of $312,000, or 7%.

Cash and investments as of March 31, 2004 increased to $38,175,000 from $37,538,000 as of December 31, 2003. The $637,000 increase was primarily due to cash received under the Company’s collaboration with Wyeth Pharmaceuticals. “Our cash position, including marketable securities and long-term investments, continues to remain strong. We expect that our existing cash, together with expected future payments from Wyeth Pharmaceuticals and Genentech under our collaboration agreements, will enable us to continue to execute on our business strategy,” said Michael Gray, Curis’ Chief Financial Officer.

As of March 31, 2004, there were 41,413,171 shares of common stock outstanding.

Daniel Passeri, Curis’ President and Chief Executive Officer, said, “The first quarter of 2004 has been another successful period for Curis. The quarter was highlighted by two key events. First, we established a broad collaboration with Wyeth Pharmaceuticals to use Curis Hedgehog agonist technology to develop therapeutics for the treatment of neurological disorders. Wyeth is one of the world’s largest research-driven pharmaceutical companies, and we are pleased to have them as a collaborator. If the Hedgehog agonist program is successful, Curis would potentially receive cash payments of approximately $170 million, assuming that at least two products are developed, as well as earn an attractive royalty on net product sales.”

Mr. Passeri continued, “The second key event involved a significant advance in the Hedgehog antagonist development program under our collaboration with Genentech. In March 2004, Genentech announced that it had added a new small molecule to its product candidate pipeline. The small molecule product candidate, a Hedgehog antagonist that is covered under the terms of the collaboration, is currently under development for the treatment of basal cell carcinoma. Genentech has stated that it expects to file an IND on this small molecule later this year or early in 2005. We are very pleased that our Hedgehog antagonist technology is making meaningful strides toward human clinical testing.”

CURIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three-months ended March 31,
	2004	2003
Revenues	$855,805	$435,358

Operating expenses:
Research and development	2,807,835	2,739,798
General and administrative	1,915,149	1,708,275
Stock-based compensation	301,701	263,866
Amortization of intangible assets	18,768	18,771

Total operating expenses	5,043,453	4,730,710

Loss from operations	(4,187,648)	(4,295,352)

Other income, net	149,829	5,548

Net loss	$(4,037,819)	$(4,289,804)

Accretion of preferred stock dividend	—	(180,225)

Net loss applicable to common stockholders	$(4,037,819)	$(4,470,029)

Basic and diluted net loss per common share	$(0.10)	$(0.14)

Weighted average common shares for basic and diluted net loss computation	41,105,756	31,731,009

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CURIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2004	December 31, 2003
ASSETS
Cash, cash equivalents, marketable securities and long-term investments	$38,174,930	$37,537,993
Cash equivalents - restricted	190,688	190,661
Accounts and notes receivable	4,337,215	4,184,973
Property and equipment, net	2,283,753	2,500,703
Intangible assets, net	9,140,426	9,159,193
Other assets	1,971,726	2,162,967

Total assets	$56,098,738	$55,736,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$3,529,506	$2,884,643
Capital lease obligations	12,617	322,884
Convertible debt	5,427,551	5,333,733
Deferred revenue	9,477,639	8,330,017

Total liabilities	18,447,313	16,871,277

Total stockholders’ equity	37,651,425	38,865,213

Total liabilities and stockholders’ equity	$56,098,738	$55,736,490

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About Curis, Inc.

Curis, Inc. is a therapeutic drug development company. Curis’ technology focus is on regulatory pathways that control repair and regeneration. Curis’ product development program involves using proteins or small molecules to modulate these pathways. Curis has successfully used this technology and product development strategy to produce several promising product candidates in the fields of kidney disease, neurological disorders, cancer, and hair growth regulation. Curis is based in Cambridge, Massachusetts. For more information, please visit the Curis web site at www.curis.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Curis’ expected future cash position, potential future payments from its collaborations with Genentech and Wyeth and expected advances in its development programs. Forward looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates” or similar expressions. These forward looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that may cause Curis’ actual results to be materially different from those indicated by such forward-looking statements. Actual results can be affected by a number of important factors including, among other things: adverse results in Curis’ and its strategic collaborators’ product development programs; difficulties or delays in obtaining or maintaining required regulatory approvals; Curis’ ability to obtain or maintain the patent and other proprietary intellectual property protection necessary for the development and commercialization of products based on its technologies; changes in or Curis’ inability to execute its realigned business strategy; the risk that Curis does not obtain the additional funding required to conduct research and development of its product candidates and execute on its business plan; unplanned cash requirements and expenditures; risks relating to Curis’ ability to enter into and maintain important strategic collaborations, including its ability to maintain its current collaboration agreements with Genentech, Ortho Biotech and Wyeth; the risk that competitors will discover and develop signaling pathway-based therapeutics faster and more successfully than Curis and its collaborators are able to; and other risk factors identified in Curis’ Quarterly Report on Form 10-Q and other reports periodically filed with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

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Contacts

Michael P. Gray

Chief Financial Officer

(617) 503-6632

Marc F. Charette, Ph.D.

Vice President, Corporate Communications

(617) 503-6629